Exhibit 10.96

FIRST AMENDED AND RESTATED

SANTA LUCIA BANK SALARY CONTINUATION AGREEMENT

This First Amended and Restated Santa Lucia Bank Salary Continuation Agreement (hereinafter “Agreement”) is made and entered into effective as of December 17, 2008 by and between Santa Lucia Bank (hereinafter “Bank” or “Employer”), a state-chartered bank with its principal offices located in the city of Atascadero, California, and James Cowan,  an executive of the Bank (the “Executive”).

Because it is the intent of the parties to comply with the final regulations under section 409A of the Internal Revenue Code of 1986, issued by the Internal Revenue Service and Treasury Department on April 10, 2007, this Agreement hereby amends, supersedes and replaces the prior Santa Lucia Bank Salary Continuation Agreement, by and between these same parties effective as of January 18, 2001 (hereinafter “Prior Agreement”) in its entirety, as follows:

WHEREAS, it is the consensus of the Employer and its Board of Directors that Executive’s employment with the Bank in the past has been of exceptional merit and has constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity;

WHEREAS, the Employer, in concert with its Board of Directors, desires to establish a compensation benefit program as a fringe benefit for executives of the Employer in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, Executive’s experience and knowledge of the affairs of the Employer and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Employer to provide Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce Executive to remain in the Bank’s employ during Executive’s lifetime or until the age of retirement; and

WHEREAS, Executive and the Employer wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to Executive;

WHEREAS, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for Executive, and be considered a non-qualified benefit plan for the purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

NOW, THEREFORE, in consideration of the past employment performance and the  services to be performed by Executive in the future, as well as the mutual promises and covenants contained herein, Executive and the Employer agree as follows:

AGREEMENT

1.0          Terms and Definitions.

For the purposes of this Agreement, the following terms shall have the meanings indicated below, unless the context clearly indicates otherwise. In the event any provision of this Agreement is ambiguous, then it shall be interpreted in a manner that is consistent with Internal Revenue Code Section 409A. Subject to the forgoing, the terms below shall be defined as follows:

1.1          Accrued Liability Balance. The term “Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement, as of the end of the month preceding Executive’s Separation From Service. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including but not limited to Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Accordingly, the Bank shall establish a liability retirement account for Executive into which appropriate accruals shall be made using the applicable Discount Rate.  Any one of a variety of amortization methods may be used to determine the Accrual Balance.  However, once chosen, the method must be consistently applied.  For illustrative purposes ONLY, a sample table showing possible prospective Accrued Liability Balance numbers shall be attached hereto as Exhibit “A”; however this Exhibit A is merely a sample of the potential Accrued Liability Balance based on a future given date and using a sample Discount Rate.  The actual Accrued Liability Balance will be determined based on the actual Discount Rates in effect over time.

1.2          Administrator.  The Bank shall be the “Administrator” and, solely for the purposes of ERISA (as defined below), the “fiduciary” of this Agreement where a fiduciary is required by ERISA.

1.3          Bank.   For the purpose of this Agreement, the term “Bank” or “Employer” shall be read so as to include the Santa Lucia Bank holding company, Santa Lucia Bancorp, when permissible.

1.4          Board of Directors.  The Board of Directors shall mean the Board of Directors for the Bank, hereinafter, the “Board”.

1.5          Change in Control. For the purpose of this Plan, a “Change in Control” shall be deemed to have occurred upon any of the following events, as such terms and events are defined in Internal Revenue Code Section 409A and the related guidance and Notices thereto. IRC 409A currently provides that a Change in Control Event shall include any of the following events (and for the purposes of this provision, the term “corporation” shall mean the Bank or the Bank’s holding company):

A.            A Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation.

B.            Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i) The date any one person, or persons acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) The date a majority of members of the corporation’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election. (In this sub-paragraph, 409A limits “corporation” to the “relevant” corporation” as defined therein).

C.            Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

For the purposes of this definition, the term “corporation” shall be read as including the Bank or the bank’s holding company, Santa Lucia Bancorp. In addition to the forgoing, and in accordance with IRC 409A, in order to constitute a Change in Control event with respect to Executive, the Change in Control event must relate to (i) the corporation for whom Executive is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified above. Should there be any question of whether a Change in Control has occurred such as to trigger payment of a benefit described herein, any ambiguity shall be resolved in accordance with the final regulations and any subsequent clarification of IRC 409A.

1.6         The Code.  The “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7       Disability/Disabled.  For the purposes of this Agreement, the term “Disability” shall be interpreted in accordance with IRC 409A. Pursuant to IRC 409A, a Participant will be considered Disabled if:

A.

Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.

Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Executive’s employer.

1.8         Discount Rate.  The term “Discount Rate” means the rate used by the Plan Administrator in any specified year to accrue benefits under this Plan; however, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP (Generally Accepted Accounting Principles).

1.9         Early Retirement and Early Retirement Age.  The term “Early Retirement” shall refer to Executive’s Separation From Service on or after attaining the Early Retirement Age of sixty-two (62), but before attaining the Normal Retirement Age, and for any reason other than “For Cause” (or because of death).

1.10       Effective Date.  The term “Effective Date” shall mean the date first written above.

1.11       ERISA.  The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.12       Executive Benefit.  The term “Executive Benefit” shall mean the annual benefit amounts determined pursuant to Paragraphs 1 through 4 herein (including sub-paragraphs, as applicable), forfeited, reduced or adjusted to the extent:  (a) required under the other provisions of this Agreement; (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI).

1.13        Involuntary Separation From Service.   In accordance with IRC 409A, the term “Involuntary Separation From Service” shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Bank to terminate Executive’s services, other than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services.

1.14        IRC 409A.   The term “IRC 409A” shall refer to the final regulations issued by the IRS and the Treasury Department under Section 409A of the Code.

1.15        Normal Retirement / Normal Retirement Age.  The term “Normal Retirement” shall mean Executive’s Separation From Service on or after the attaining the Normal Retirement Age of Sixty-Five (65) for any reason other than “For Cause” (or because of death).

1.16        Plan Year.  The term “Plan Year” shall mean the calendar year.

1.17        Separation From Service/ Termination of Employment.  The terms Separation From Service (Separates From Service) and Termination of Employment shall be used interchangeably for the purposes of this Agreement and shall be interpreted in accordance with the provisions of IRC 409A. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer  if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to re-employment with the service recipient under an applicable statute or by contract.

1.18        Specified Employee. The term “Specified Employee” shall be defined in accordance with IRC 409A. At present, and in accordance with IRC 409A, the term “Specified Employee” means an employee who, as of the date of the employee’s Separation From Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.

1.19        Termination For Cause. The term “Termination For Cause” shall mean termination of Executive’s employment by reason of any of the following:

A.	Executive’s personal dishonesty, incompetence or willful misconduct;

B.	Executive’s breach of fiduciary duty involving personal profit;

C.

Executive’s intentional failure to perform Executive’s duties for the Bank after a written demand for performance is given to Executive by the Board which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties;

D.

Executive’s willful violation of any law, rule, regulation or final cease and desist order (other than traffic violations or similar minor offenses) to the extent detrimental to the Bank’s business or reputation; or

E.	Executive’s material breach of any provision of this Agreement.

1.20        Voluntary Termination. The term “Voluntary Termination” shall mean an Executive’s Separation From Service, which is not as a result of an Involuntary Termination, a Termination For Cause or because of a Disability.

2.0          Scope, Purpose and Effect.

2.1          Contract of Employment.  Although this Agreement is intended to provide Executive with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate Executive’s employment.  This Agreement shall have no impact or effect upon any separate written Employment Agreement which Executive may have with the Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said Employment Agreement.

2.2          Fringe Benefit.  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase.  Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement

2.3          Prohibited Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation  (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator, no payment shall be made hereunder without complying with said FDIC Rules.

2.4          Additional Prohibited Payments. If the Bank is subject to the executive compensation limitations under the United States Treasury Department’s Troubled Asset Relief Program (“TARP”) at the time Executive becomes entitled to any payment under this Agreement, and if such payment, together with any other payments which Executive has the right to receive from the Bank, exceed the limits allowed for Executive established under TARP, then the aggregate payments to Executive pursuant to this Agreement and any other agreement with Executive shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations under TARP.

3.0          Delay in Payments for Specified Employee in the Event of a  Separation From Service, Notice 2007-86  and Compliance With IRC 409A.

3.1          Delay in Payments for Specified Employee in the Event of a Separation From Service and Compliance with Notice 2007-86.  In the case of any Employee who is a Specified Employee as of the date of a Separation From Service, then a payment conditioned upon a Separation From Service may not be made before the date that is six (6) months after the date of Separation From Service (or, if earlier than the end of the six-month period, the date of death of the Specified Employee).

In the event payments to which Executive would otherwise be entitled during the first six (6) months are subject to this six (6) month delay in payment, then such payments shall be accumulated and paid on the first day of the seventh month following the date of Separation From Service. Payments will then continue thereafter as called for pursuant to the terms of this Agreement.

Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2007-86).

In addition, as stated above, it is the intent of the parties to comply with IRS Notice 2007-86, and thus, for any new election made in 2008, that new election may not apply to amounts that would otherwise be payable in 2008, and may not cause amounts to be paid in 2008 that would not otherwise be payable in that year. In the event any such new election would accelerate a payment into 2008, then such resulting payment shall not be made until January 3, 2009 (so long as permitted by IRC 409A and any subsequent guidance).

3.2          Compliance With IRC 409A.   In the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with IRC 409A and any related notices or guidance thereon.

4.0          Executive Benefit Payments Upon Retirement.

4.1          Executive Benefit Payments Upon Normal Retirement. In the event Executive Separates From Service for any reason other than For Cause (or because of death) on a date which constitutes a Normal Retirement date as defined herein, then Executive shall be entitled to be paid the following:

4.1.1                     Amount of Benefit. Executive shall receive an annual Executive Benefit of Twenty-Five Thousand Dollars ($25,000).

4.1.2                     Payment Method and Duration. This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service and continuing until the death of Executive.

4.2          Executive Benefit Payments Upon Early Retirement.  In the event Executive Separates From Service for any reason other than For Cause (or because of death) on a date which constitutes an Early Retirement date as defined herein, then Executive shall be entitled to be paid the following:

4.2.1                     Amount of Benefit. Executive shall receive an annual Executive Benefit based on the Early Retirement payment date and calculated as follows: an annual lifetime annuity based on the Accrued Liability Balance as of the date of Early Retirement, taking into consideration the Discount Rate and mortality assumptions in use by the Bank as of the Early Retirement Date. This annual amount shall remain consistent for the duration of the benefit.  For illustrative purposes ONLY, a sample table showing possible prospective Accrued Liability Balances and a corresponding potential benefit  is attached hereto as “Exhibit A”; however this Exhibit A is merely a sample table and not intended to bind the parties. The actual benefit amount will be determined by the Bank’s actuaries at the time the benefit becomes due.

4.2.2                     Payment Method and Duration. This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service and continuing until the death of Executive.

5.0          Payments in the Event of Disability or Death During Employment.

5.1          Disability.  In the event Executive becomes Disabled while employed by the Bank (i.e. prior to Separating From Service with the Bank) and prior to qualifying for Early or Normal Retirement, then Executive shall be entitled to be paid the following benefit in lieu of any other benefits herein (i.e., this provision shall control even in the event such Disability occurs within 2 years of a Change in Control, etc). If, however, Executive becomes Disabled after qualifying for Early or Normal Retirement, then Executive shall be deemed to have elected Early or Normal Retirement and shall receive the benefit specified under the applicable provisions of this Agreement.

5.1.1                     Amount of Benefit.  Executive shall receive an annual Executive Benefit  based on the Disability date and calculated as follows: an annual lifetime annuity based on the Accrued Liability Balance as of the date of Disability, taking into consideration the Discount Rate and mortality assumptions in use by the Bank as of the Disability date. This annual amount shall remain consistent for the duration of the benefit. For illustrative purposes ONLY, a sample table showing possible prospective Accrued Liability Balances and a corresponding potential benefit hereunder is attached hereto as “Exhibit A”; however this Exhibit A is merely a sample table and not intended to bind the parties. The actual benefit amount will be determined by the Bank’s actuaries at the time the benefit becomes due

5.1.2                     Payment Method and Duration. This annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Disability and continuing until the death of Executive.

5.2          Death.  There are no death benefits payable under this Agreement (such benefits are described by a Joint Beneficiary Designation Agreement, if any), nor will Executive Benefit Payments be made after Executive dies, regardless of whether such death occurs before or after termination and regardless of whether payments have already begun pursuant to this Agreement.

6.0          Payments in the Event Executive Voluntarily or Involuntarily Separates From Service Prior to Early Retirement.

As indicated above, the Bank reserves the right to terminate Executive’s Employment, with or without Cause but subject to any written employment agreement which may then exist.  In the event that Executive Separates From Service prior to qualifying for Early Retirement, other than by reason of a termination For Cause or following a Change in Control, then, for the following events of termination, and as applicable, Executive shall be entitled to the benefits described below which correspond to the circumstances surrounding Executive’s Termination of Employment.

6.1          Involuntary Termination.  In the event Executive is Involuntarily Terminated prior to qualifying for Early Retirement (for reasons other than a Termination For Cause, following a Change in Control, as addressed in alternate provisions herein), then he shall be entitled to receive the following:

6.1.1                     Amount of Benefit. Executive shall receive an Executive Benefit equal to the Accrued Liability Balance based on the date such Termination occurs.

6.1.2                     Payment Method and Duration.  This Executive Benefit amount shall be paid in one lump sum on the first day of the first month immediately following Executive’s Separation From Service.

6.2          Voluntary Termination by Executive. Executive agrees that if he Voluntarily Terminates his Employment with the Employer prior to qualifying for Early Retirement (for reasons other than following a Change in Control), then Executive shall forfeit all rights and benefits he may have had under the terms of this Agreement and shall have no right to be paid any of the amounts which would be due or paid to Executive by the Bank pursuant to the terms of this Agreement.

7.0          Change in Control.

7.1          In the event of a Change in Control, followed by a Separation From Service (for any reason other than for Cause) prior to Executive qualifying for Early Retirement, then Executive shall be entitled to receive the following Executive Benefit in lieu of all others identified herein:

7.1.1                     Benefit Amount.  Executive shall receive an Executive Benefit equal to the Accrued Liability Balance based on the date such Separation From Service occurs.

7.1.2                     Payment Method and Duration.  This Executive Benefit amount shall be paid in one lump sum on the first day of the first month immediately following Executive’s Separation From Service.

In the event Executive Separates From Service after a Change in Control, and after qualifying for Early or Normal Retirement, then Executive shall be deemed to have elected Early or Normal Retirement and shall receive the benefit specified under the applicable provisions of this Agreement.

8.0          Termination for Cause.

Executive agrees that if Executive’s employment with the Bank is terminated at any time For Cause as defined in this Agreement (including an Executive who has attained Early or Normal Retirement Age but has not yet Separated From Service, and including following a Change in Control), then he shall forfeit any and all rights and benefits he may have under the terms of this

Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by the Bank pursuant to the terms of this Agreement.

9.0                               Right To Determine Funding Methods.

The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to Executive, under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity.  The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other devise used to fund its obligations under this Agreement, at any time, in whole or in part.  Executive shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, Executive agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.

10.0                        Administrator.

10.1                        Named Fiduciary and Plan Administrator.   The “Named Fiduciary” and “Plan Administrator” of this Executive Plan shall be the Bank until its resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of this Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including employment of advisors and the delegation of ministerial duties to qualified individuals.

11.0                        Claims Procedure.

In the event a dispute arises over the benefits under this Executive Plan and benefits are not paid to Executive (or to Executive’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above in accordance with the following procedures:

A.                                   Written Claim.  The claimant may file a written request for such benefit to the Plan Administrator.

B.                                     Claim Decision.  Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety

(90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                     The specific reasons for the denial;

(ii)                                  The specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii)                               A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)                              Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and

(v)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.                                     Request for Review.  Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Plan Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.                                    Decision on Review.  The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)                                   The specific reasons for the denial;

(ii)                                A reference to the specific provisions of the Agreement on which the denial is based;

(iii)                             A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)                            A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

12.0                        Attorney’s Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.  The “prevailing party” means any party determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

13.0                        Status as an Unsecured General Creditor and Rabbi Trust.  Notwithstanding anything contained herein to the contrary:  (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and Executive acknowledge and agree that, in the event of a Change in Control, upon request of Executive, or in the Bank’s discretion if Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement.  The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to Executive in such manner and at such times as specified in this Agreement.

14.0                        Miscellaneous.

14.1                        Opportunity To Consult With Independent Advisors.  Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive, provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 280G and 4999 of the Code. In the event the parties are unable to eliminate such excise taxes, Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

14.2                        Notice.  Any notice required or permitted of either Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	7480 El Camino Real
Atascadero, CA 93422
FAX (805) 466-1058

If to the Executive:

14.3                        Assignment.  Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be:  (i) subject to seizure by any creditor of Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void. In the event Executive or any beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, any such attempted transfer or assignment shall be void.

14.4                        IRS Section 280G Issues.  If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.  The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Employer immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Employer and Executive in the exercise of their reasonable good faith judgment.

14.5                        Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of Executive and the Bank.  Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  In the alternative, the Holding Company may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the Holding Company, as the case may be.

14.6                        Nonwaiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

14.7                        Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

14.8                        Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

14.9                        Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative, and only to the extent that it is compliant with all applicable codes and statutes, including but not limited to IRS Code Section 409A.

14.10                 Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

14.11                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

14.12                 Governing Law.  The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.

14.13                 Gender.  Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

15.0                        Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations.

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, the Code, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive plan, then the Bank reserves the right to terminate or modify this Agreement accordingly.

IN WITNESS WHEREOF, the Bank and Executive have executed this Agreement on the date first above-written in the City of Atascadero, California.

SANTA LUCIA BANK

EXECUTIVE

By:	/s/ Larry H. Putnam	/s/ James M. Cowan

Date:	December 17, 2008	Date:	12-16-08

/s/ John C. Hansen

/s/ Cindy Dilbeck

Witness

Witness